SHAREHOLDER AND VOTING AGREEMENT

         THIS SHAREHOLDER AND VOTING AGREEMENT (this "Agreement") is made and entered into effective as of September 29, 2003, by and among Bridgewater
International Group, LLC, a Utah limited liability Company ("BIG"), Kent I. Madsen ("Madsen") and Atlas Management Partners, LLC, a Utah limited liability company ("Atlas").

                                    RECITALS

A. BIG and Madsen own voting capital shares in MACC Private Equities, Inc. ("MACC"), a Delaware corporation whose shares are listed for trading on the Nasdaq SmallCap market.

B. BIG is a consultant to Atlas and Madsen is a member of Atlas. Atlas may in the future act as investment manager of MACC and MorAmerica Capital Corp., an investment fund that is a wholly owned subsidiary of MACC.

C. The Parties desire to set forth their agreements in writing.

                                    AGREEMENT

           In consideration of the foregoing recitals, the mutual promises and obligations set forth hereafter, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Appointment of Atlas. Subject to the terms and conditions of this Agreement, BIG hereby appoints Atlas as its proxy, attorney-in-fact and agent with full authority to vote the 804,689 capital shares in MACC currently owned by it on any matter that properly comes before the shareholders of MACC for vote; except on those issues as to which Atlas determines that it cannot or should not vote because of conflicts of interest, for which issues the shares will not be voted. In the event of such conflicts of interest, if BIG is allowed to exercise control over MACC under SBA regulations and if BIG would not be similarly precluded from voting due to conflicts of interest, Atlas will grant to BIG the right to vote the shares on such issues. The 804,689 capital shares of MACC subject to this Agreement are sometimes referred to herein as the MACC Shares. Notwithstanding the transfer of such voting rights to Atlas, the Parties agree that legal title to said MACC Shares and all beneficial ownership other than the right to vote shall remain in BIG. The appointment of Atlas is intended to be the grant of a proxy coupled with an interest, and shall be irrevocable during the term of this Agreement except as otherwise expressly set forth herein.

         2. Term of Agreement. The voting provisions of this Agreement shall be effective and remain in force among the parties from the date of execution of this Agreement by all parties (the "Effective Date") until the date six (6) years from the execution of investment management agreements between Atlas and both MACC and MorAmerica Capital Corp. (the "Commencement"), unless earlier terminated as provided herein or in the Strategic Agreement of even date among the parties and certain other prospective members of Atlas. This Agreement shall be automatically renewed for up to two (2) additional periods of three (3) years each (each called an "Extended Term") if the Management Agreement between BIG


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


and Atlas is also extended for such Extended Term. If the Management Agreement terminates at the end of its initial term as a result of BIG electing not to renew, then the voting rights described in Section 1 hereof, but not the provisions of Section 3, 4 or 5, shall continue for one year after termination of the Management Agreement.

         3. Lock-Up, Leak-out. BIG agrees that it will not, without the unanimous prior written approval of the holders of all of the outstanding membership interests (including the interests of Members and Economic Owners) in Atlas, offer for sale, sell, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of the MACC Shares in any manner whatsoever whether by way of a private sale, a public sale, or pursuant to SEC Rule 144 or otherwise, prior to the date that is three (3) years from Commencement ("Lock-Up Period"). During the three year period starting immediately after the end of the Lock-up Period (the "Leak-out Period") the MACC Shares shall be subject to the same restrictions as during the Lock-up Period; provided, that BIG may sell or otherwise dispose of up to 80,469 of the MACC Shares in any calendar quarter, but not more than a total of 241,407 MACC Shares during the entire term of the Leak-out Period; and further provided that the First Right of Purchase provisions of Section 4 are complied with. MACC Shares sold under this Leak-out provision shall not be subject to this Agreement, but all remaining MACC Shares shall remain subject hereto.

         4. First Right to Purchase. BIG further agrees that during the Leak-out Period and any Extended Term (together, the "Extended Period"), it shall not sell, pledge, assign, or otherwise transfer all or any part of the MACC Shares without first offering to Atlas or its designees and Madsen the right and option to purchase said Shares as provided in this section (the "Right of First Purchase").

         4.1 If BIG desires to sell, pledge, assign or otherwise transfer any or all of its MACC Shares at any time during the Extended Period, it shall first give written notice (the "Alert Notice") to Atlas and Madsen of its intention to sell, pledge, assign or otherwise transfer the MACC Shares. The Alert Notice shall indicate the number of MACC Shares proposed to be sold (hereinafter the "Offered Shares"). The Alert Notice must be given to Atlas and Madsen at least thirty (30) days prior to the Sale Notice described below.

         4.2 Prior to the actual sale of the Offered Shares, BIG shall give a second written notice to Atlas and Madsen of its immediate intention to sell the Offered Shares described in the Alert Notice. The Sale Notice constitutes an irrevocable offer by BIG to sell any or all of the Offered Shares to (i) Atlas or its designees, or (ii) to the extent not exercised by Atlas, to Madsen, at the price equal to the Market Value. Atlas and Madsen shall have 24 hours (which must include at least 8 hours of a business day) from Atlas's receipt of such Sale
                  Notice in which to notify BIG of how many of the Offered Shares they desire to purchase. If Atlas (or its designee) and Madsen both notify BIG that they desire to purchase Offered Shares, Madsen's purchase will be fulfilled only to the extent that Atlas did not purchase all of the Offered Shares. The person(s) exercising the option to purchase Offered Shares is referred to as the "Buyer".

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

         4.3 Buyer shall purchase the Offered Shares as to which it exercises its Right of First Purchase by delivering payment in full for the purchase price against delivery of the Offered Shares being purchased within fifteen (15) days after the date of the Sale Notice.

         4.4 Any Offered Shares described in a Sales Notice for which both of Madsen and Atlas and its designees fail to exercise their option as provided in this section, may be sold by BIG within a period of thirty (30) business days commencing one business day after the date of the Sale Notice; provided that either
                  (a) such sale occurs on the principal public trading market for MACC equity securities, or (b) such sale is for no less than the Market Value. Any Offered Shares not sold within such thirty (30) business day period shall remain subject to this Agreement.

         4.5 For purposes of this Agreement, "Market Value" shall mean the market price of the MACC Shares as determined by the average closing price of the shares sold or traded over the immediately preceding five (5) trading days, excluding all transactions on any days in which Madsen, BIG, Atlas or any affiliates of such persons, buys or sells shares on the market (as reported in Forms 144, 4, Schedule 13D or other publicly available information). Market Value shall be determined as of the date of the Sales Notice.

         5. First Right of Refusal. If during the Extended Period (as defined in
Section 4) BIG receives and intends to accept a bona fide written offer from a third party (the "Offeror") to purchase some or all of the MACC Shares in a private transaction, BIG shall not accept the offer or sell the MACC Shares to the Offeror without first offering to Atlas and Madsen the right and option to purchase said Shares on the same terms as offered by the Offeror as provided in this section (the "Right of First Refusal").

         5.1 BIG shall notify Atlas and Madsen in writing of its intent to accept the third party offer (the "Refusal Notice"). The Refusal Notice shall indicate the number of MACC Shares proposed to be sold (the "Offered Shares"), the cash price offered by the Offeror, and any other material terms of the Offeror's offer and shall be accompanied by a copy of the Offeror's written offer.

         5.2 The Refusal Notice constitutes an irrevocable offer by BIG to sell any or all of the Offered Shares to (i) Atlas or its designees, or (ii) to the extent not exercised by Atlas, to Madsen, at the cash price contained in the Offeror's offer. The cash price is the price to be paid by the Offeror, less any consideration to be paid in a form other than cash or marketable securities and, if the purchase price is to be paid over a period of more than one year, reduced to present value. Atlas and Madsen shall have thirty (30) days from Atlas's receipt of the Refusal Notice in which to notify BIG if they are exercising the Right of First Refusal to purchase, in the aggregate, all of the Offered Shares. The Right of First Refusal may not be exercised in part. If Atlas (or its designee) and Madsen both notify BIG that they desire to purchase Offered Shares, Madsen's purchase will be fulfilled only to the extent that Atlas did not purchase all of the Offered Shares. The person(s) exercising the option to purchase Offered Shares is referred to as the "Buyer". Buyer


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

                  shall purchase the Offered Shares as to which it exercises its Right of First Refusal by delivering payment in full for the purchase price against delivery of the Offered Shares being purchased within three (3) business days after notifying BIG of Buyer's election to purchase the Offered Shares.

         5.3 Any Offered Shares described in a Refusal Notice for which both of Madsen and Atlas and its designees fail to exercise their option as provided in this section, may be sold by BIG to the Offeror within a period of thirty (30) business days commencing thirty-one (31) business days after the date of the Refusal Notice; provided that such sale occurs on terms no more favorable to the Offeror than those stated in the Refusal Notice.

         6. Exceptions to Lock-up, First Right of Refusal and First Right of Purchase. If (i) the transferee of the MACC Shares agrees that such shares remain subject to this Agreement, and (ii) the transfer otherwise complies with any restrictions on transfer imposed by MACC, the following transactions in MACC Shares are not prohibited by Section 3 and do not require compliance with
Section 4 and 5:

                            (a)   Transfers  by  operation  of  law,   including
                  transfers   resulting  from  the  merger,   consolidation   or
                  liquidation of BIG;

                            (b) Transfers by BIG to an affiliate of BIG without consideration;

                            (c) Transfers by BIG pursuant to the Management Agreement between BIG and Atlas.

         7. Reduction in Profit Participation Percentages. In the event that BIG sells in excess of 120,703 MACC Shares pursuant to Sections 3, 4 and 5 above, then BIG's Profit Participation Percentage shall be reduced as set forth in Atlas's Second Amended and Restated Operating Agreement.

         8. Termination. Except as provided herein, this Agreement may not be terminated by any party. Notwithstanding the previous sentence, this Agreement may be terminated by any party upon written notice to each of the other Parties if any of the following events occurs and such event is not cured within forty five (45) days after its occurrence:

         8.1. If, at any time after the expiration of eighteen (18) months from the date hereof, the average net asset value of MACC falls below $3.5 million during any six month period; or

         8.2. If payments of salary, consulting fees or guaranteed dividends or any payments under the Promissory Note between Atlas and BIG dated the date of this Agreement are not paid within thirty (30) days of their due date; or

         8.3. If, at any time after the expiration of eighteen (18) months from the date hereof, Atlas receives a written notice from the
                  U. S. Small Business Administration ("SBA") that the SBA intends to remove Atlas as investment advisor of MACC or MorAmerica.

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

         9. Standard of Care. In voting on all matters which come to the Shareholders of MACC for a vote, the Managers of Atlas shall exercise their best business judgment. However, it is understood that neither Atlas nor its Managers shall incur any responsibility by reason of any error of law or by anything done or omitted under this Agreement except for gross negligence or fraud.

         10. Miscellaneous Provisions.

         10.1. Notices. 15.1 Notices. Without precluding any other sufficient form of notice, all notices, demands, or other communications under this Agreement shall be deemed given as outlined below if sent by fax or first class mail, to the most recent address given by the party to whom notice is given and directed to the attention of the individual(s) specified in any communication as contact persons or individuals authorized to receive notice on behalf of a party. Without limiting any means by which a Party may be able to prove that a notice has been received by another party, a notice will be deemed to be duly received:

                            (a) if sent by first class  mail,  5 days (if posted
                  within a country to an address in the same country) or 10 days (if posted from one country to another) after the date of posting; or

                            (b) if sent by facsimile, upon receipt by the sender
                  of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient's facsimile number.

         10.2. Legends. All certificates representing the MACC Shares and MACC's transfer records shall bear the following restrictive legend:

                           This Certificate and the transfer of interests in the underlying shares hereof are subject to the terms and conditions of that certain Shareholder and Voting Agreement dated as of September 29, 2003, among Bridgewater International Group, LLC, Kent I. Madsen and Atlas Management Partners, LLC

                  BIG shall surrender the certificates representing the MACC Shares to MACC for inclusion of such legend.

         10.3. Removal of Legends. Upon request of BIG, Atlas shall promptly execute and deliver to MACC's transfer agent a letter in substantially the form attached hereto as Exhibit "A" authorizing removal of the restrictive legend described above with respect to (i) MACC Shares released from the terms of this Agreement upon sale pursuant to Sections 3, 4 or 5, and
                  (ii) all remaining MACC Shares upon the later to occur of termination of this Agreement or the termination of sales


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

                  restrictions set forth in the Management Agreement between BIG and Atlas. Delivery of such letter by Atlas shall be binding on all parties hereto.

         10.4. Assignment. This Agreement may not be assigned by any party without the prior written consent of the other, except that a merger, consolidation, or sale of substantially all of the assets of any party shall not be considered an assignment and shall not require the other party's consent. If assignment is permitted hereunder, this Agreement shall be binding upon the parties' permitted successors, heirs, devisees, divisions, subsidiaries, officers, directors, employees, and agents and any and all persons or entities in privity with them or having notice of this Agreement.

         10.5. Waiver. Failure of any of the parties hereto to enforce any of the provisions of this Agreement or any rights with respect thereto or to exercise any election provided for herein, shall in no way be considered as a waiver of such provisions, rights, or elections or in any way affect the validity of this Agreement. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. The failure by any of the parties hereto to enforce any of said provisions, rights, or elections shall not preclude or prejudice such party from later enforcing or exercising the same or any other provisions, rights, or elections which it may have under this Agreement. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, or waiver of, or excuse for any other, different, or subsequent breach.

         10.6. Headings. Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

         10.7. Choice of Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah. Any action to enforce the terms of this Agreement shall be brought and prosecuted in the state or federal courts sitting in the State of Utah. All parties submit to the jurisdiction of the courts sitting in the State of Utah and agree that venue shall be proper in Salt Lake County, State of Utah. Nothing herein shall prevent either party from seeking removal to federal court of an action filed in state court to the extent permitted by law.

10.8. Entire Agreement. The parties hereto have read this Agreement and agree to be bound by all its terms. The parties further agree that this Agreement, related Agreements of even date and agreements referenced therein shall constitute the complete and exclusive statement of the Agreement among them and that this Agreement supersedes all proposals, oral or written, and all other communications among them relating to the subject matter of this Agreement.

10.9. Reliance on Facsimile Signatures, Counterparts. This Agreement maybe executed in two counterparts, each of which shall be deemed an original and which taken together shall constitute a single instrument. The delivery of a counterpart signature by


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

                  facsimile shall be effective as delivery of a manually signed original and the receiving party may rely thereon for all purposes.

                  IN WITNESS WHEREOF, the parties have signed this Agreement as the date and year first above written.


BIG:
BRIDGEWATER INTERNATIONAL GROUP, LLC



By: /s/ Benjamin Jiaravanon
    -------------------------
Its: Manager




/s/ KENT MADSEN
--------------------------------------------
Kent I. Madsen

ATLAS MANAGEMENT PARTNERS, LLC


By   /s/ KENT MADSEN
  ------------------------------------------
     Kent I. Madsen, Its Manager

                                   Exhibit "A"

[Name and Address of Transfer Agent]

         Re:      Shareholder Agreement dated September 29, 2003

Gentlemen:

         We understand that Bridgewater International Group, LLC ("BIG") is presenting to you for transfer certificate(s) representing _________ shares of MACC Private Equities, Inc. ("MACC") which bear the following restrictive legend:

                           This Certificate and the transfer of interests in the underlying shares hereof are subject to the terms and conditions of that certain Shareholder and Voting Agreement dated as of September 29, 2003, among Bridgewater International Group, LLC, Kent I. Madsen and Atlas Management Partners, LLC

         On behalf of the parties to the Shareholder and Voting Agreement referred to in the legend, you are authorized to issue certificate(s) for the number of MACC shares indicated above to the transferee(s) as directed by BIG free of the above restrictive legend.

                                                ATLAS MANAGEMENT PARTNERS, LLC


                                                --------------------------------